CHANGE OF CONTROL AGREEMENT

     This Agreement dated as of June 9, 1993 between HRE
Properties (the "Trust") and Willing L. Biddle ("Employee").

     The Employee is currently employed by the Trust and the Employee's services are valued by the Trust.

     The Trust recognizes that the possibility of a change of control of the Trust may result in the departure or distraction of the Employee, to the detriment of the Trust and its shareholders.

     The Trust wishes to assure the Employee of fair severance should his employment terminate in certain specified circumstances following a change of control.

     In consideration of the Employee' continued employment by the Trust, and for other good and valuable consideration, the parties hereto hereby agree as follows:

     1. Termination Benefits. If the employment of the Employee is terminated by the Employee for Good Reason or by the Trust for any reason other than for Cause, within 18 months following a Change of Control,

              (a)   the Trust shall pay Employee an amount
                    equal to 6 months of Employee's rate of
                    base salary (exclusive of any bonus or
                    other benefit) in effect at the date of
                    the Change of Control.  Such amount
                    shall be payable in cash in a lump sum
                    within 45 days after such termination;
                    and

              (b)   the Trust shall continue in force and
                    effect for 6 months after termination
                    (the "Continuation of Benefits Period")
                    an at the same level and for the benefit of the Employee's family, where applicable, all life insurance, disability, medical and other benefit programs or arrangements in which the Employee is participating or to which the Employee is entitled at the date of the Change of Control, provided that the Employee's continued participation is possible under such programs and arrangements.
                    In the event that such continued participation is not possible, the Trust shall arrange to provide the Employee with benefits similar to those which Employee would be entitled to receive under such programs and arrangements. Without limiting the foregoing, the benefits continuation shall include a lump sum cash payment to the Employee within 45 days of such termination in lieu of Trust contributions on behalf of the Employee under the HRE Properties Profit Sharing and Savings Plan. the amount of such payment shall be the product of (i) the number of months in the Continuation of Benefits Period and (ii) 1/12 of 7%
                    (or such other percentage reflected in
                    the Trust's most recent annual contribution determined prior to the Change of Control) times the Employee's annual salary rate in effect immediately prior to the termination date or, if greater, the Employee's annual salary rate in effect immediately prior to the Change of Control.

              Payments under this Section 1 shall be reduced to the extent, but only the extent, necessary to provide that no "payment in the nature of compensation" to (or for the benefit of) the Employee which is "contingent" on the Change of Control would fail to be deductible for federal income tax purposes by reason of section
              280G of the Internal Revenue Code of
              1986, as amended (the "Code"). As used in this Section, the words "payment in the nature of compensation" and "contingent" shall be construed and applied in a manner consistent with the meaning of those words under section
              280G of the code and regulations thereunder.
              The determination as to whether and to what extent a reduction in payments under this
              Section 1 is necessary to avoid the nondeductibility of any payment under section 280G of the Code shall be made at the Trust's expense by Arthur Andersen & Co. or by such other certified public accounting firm as the Compensation Committee of the Trustees may designate prior to a Change of Control. In the event of any underpayment or overpayment under this Section 1, as determined by Arthur Andersen & Co.
              (or such other firm as may have been
              designated in accordance with the preceding sentence), the amount of such underpayment or overpayment shall forthwith be paid to the Employee or refunded to the Trust, as the case may be, with interest rate at the applicable federal rate provided for in section 7872(f)(-2) of the Code.

     2. Definitions. The definitions in Appendix A are hereby incorporated in this Agreement.

     3. No Duty to Mitigate Damages. The Employee's benefits under this Agreement shall be considered severance pay in consideration of his past service and his continued service from the date of this Agreement, and his entitlement thereto shall neither be governed by any duty to mitigate his damages by seeking further employment nor offset by any compensation which he may receive from future employment.

     4. Withholding. Anything herein to the contrary notwithstanding, all payments required to be made by the Trust hereunder to the Employee shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Trust may reasonably determine it should withhold pursuant to any applicable law or regulation.

     5. Legal Fees and Expenses; Interest. The Trust shall pay all reasonable legal fees and expenses incurred by the Employee in successfully obtaining any right or benefit to which the Employee is entitled under this Agreement. Any amount payable under this Agreement that is not paid when due shall accrue interest at the base rate as from time to time in effect at the First National Bank of Boston, until paid in full.

     6. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in New York City in accordance with the rules of the American Arbitration Association then in effect. The parties shall attempt to select a mutually agreeable arbitrator who shall promptly convene a hearing to resolve submitted disputes. If the parties are unable to agree upon such an arbitrator within 20 days from initial contact, the American Arbitration Association shall be requested by either party to submit a list of at least seven arbitrators from which the parties shall attempt to select one by agreement. In the event they do not so agree, they shall alternately strike names from this list beginning with the Employee, until a single name remains. The remaining person shall be appointed to hear and decide the parties' disputes, drawing his authority and the bases for decision from this Agreement. The arbitrator will resolve all submitted matters in a written decision with expedition. Judgement may be entered on the arbitrator's award in any court having jurisdiction.

     7. Notices. All notices shall be in writing and shall be deemed given five days after mailing in the continental United States by registered or certified mail, or upon personal receipt after delivery, telex, telecopy or telegram, to the party entitled thereto at the address stated below or to such changed address as the addressee may have given by a similar notice:

              To the Trust:        HRE Properties
                                   530 Fifth Avenue
                                   New York, New York 10036

              To the Employees:    At his home address,
                                   as last shown on the
                                   records of the Trust

     8. Severability. In the event that any provision of this Agreement shall be determined to be invalid or unenforceable, such provision shall be enforceable in any other jurisdiction in which valid and enforceable and in any event the remaining provisions hereof shall remain in full force and effect to the fullest extent permitted by law.

     9. Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the parties and be enforceable by the Employee's personal or legal representatives or successors. If the Employee dies while any amounts would still be payable to him hereunder, such amounts shall be paid to the Employee's estate. This Agreement shall not otherwise be assignable by the Employee.

     10. Successors. This Agreement shall inure to and be binding upon the Trust's successors. The
              Trust will require any successor to all or substantially all of the businesses and/or assets of the Trust by sale, merger (where the Trust is not the surviving entity), lease or otherwise, to assume expressly this Agreement.
              If the Trust shall not obtain such
              agreement prior to the effectiveness of any such succession, the Employee shall have all rights resulting from termination of the Employee's employment under this Agreement. This
              Agreement shall not otherwise be assignable by the Trust.

     11. Amendment or Modification; Waiver. This Agreement may not be amended unless agreed to in writing by the Employee and the Trust. No waiver by either party of any breach of this Agreement shall be deemed a waiver of a subsequent breach.

     12. Continued Employment. This agreement shall not confer upon the Employee any right of continued or further employment by the Trust or any right to compensation or benefits from the Trust except the right specifically stated herein to certain severance benefits, and shall not limit the right of the Trust to terminate the Employee's employment at any time, except as may be otherwise provided in a written employment agreement between the Trust and the Employee.

     13. Governing Law. The validity, interpretation, performance and enforcement of this Agreement shall be governed by the law of The Commonwealth of Massachusetts.

     14. Liability of Shareholders. This Agreement is executed by or on behalf of the Trustees of the Trust solely in their capacity as such Trustees, and shall not constitute their personal obligation either jointly or severally in their individual capacities. The shareholders, Trustees, officers or agents of the Trust shall not be personally liable for any obligations of the Trust under this Agreement and all parties hereto shall look solely to the property of the Trust for the payment of any claim hereunder.

     IN WITNESS WHEREOF the parties have duly executed the Agreement as of the above date.



                                        /s/WILLING L. BIDDLE
                                        Employee:
                                        Willing L. Biddle


                                        HRE PROPERTIES

                                        By:/s/CHARLES J URSTADT

                                        Title: President

          APPENDIX A TO CHANGE OF CONTROL AGREEMENT

     "Change of Control" shall mean the occurrence of any one of the following events:

     (a) any Person becomes the owner of 20% or more of the Trust's Common Shares and thereafter individuals who were not Trustees of the Trust prior to the date such Person became a 20% owner are elected as Trustees pursuant to an arrangement or understanding with, or upon the request of or nomination by, such Person and constitute at least two of the Trustees; or

     (b) there occurs a change of control of the Trust of a nature that would be required to be reported in response to Items 1a of Form 8-K pursuant to Section 13 or 15 under the Securities
              Exchange Act of 1934 ("Exchange Act"), or in any other filing by the Trust with the Securities and Exchange Commission (the "Commission"); or

     (c) there occurs any solicitation of proxies by or on behalf of any Person other than the Trustees of the Trust and thereafter individuals who were not Trustees prior to the commencement of such solicitation are elected as Trustees pursuant to an arrangement or understanding with, or upon the request of or nomination by, such Person and constitute at least two of the Trustees.

     (d) the Trust executes an agreement of acquisition, merger or consolidation which contemplates that (i) after the effective date provided for in the agreement, all or substantially all of the business and/or assets of the Trust shall be owned, leased or otherwise controlled by another corporation or other entity and (ii) individuals who are trustees of the Trust when such agreement is executed shall not constitute a majority of the trustees or board of directors of the survivor or successor entity immediately after the effective date provided for in such agreement;
              provided, however, for purposes of this paragraph (c) that if such agreement requires as a condition precedent approval by the Trust's shareholders of the agreement or transaction, a Change of Control shall not be deemed to have taken place unless and until such approval is secured.

     "Common Shares" shall mean the then outstanding Common Shares of the Trust plus, for purposes of determining the ownership of any Person, the number of unissued shares of Common Shares which such Person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) upon the exercise of conversion rights, exchange rights, warrants or options or otherwise.

     "Person" shall have the meaning used in Section 13(d) of the Exchange Act, as in effect on December 31, 1984. A
Person shall be deemed to be the "owner" of any common
Shares:

     (a) of which such Person would be the "beneficial owner", as such term is defined in Rule 13d-3 promulgated by the Commission under the Exchange
              Act, as in effect on December 31, 1984;or

     (b) of which Person would be the "beneficial owner", as such term is defined under Section 16 of the Exchange Act and the rules of the Commission promulgated thereunder, as in effect on December 31, 1984; or

     (c) which such Person or any of its Affiliates or Associates (as such terms are defined in Rule 12b-2 promulgated by the Commission under the Exchange Act, as in effect on December 31,
              1984), has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options or otherwise.

     Termination for "Cause" shall mean termination of the Employee's employment by the Trust because of dishonesty, conviction of a felony, gross neglect of duties (other than as a result of disability or death), or conflict of interest (other than any conflict of interest which has been fully disclosed to the Trustees and has been determined by them not to be material), which, in the case of gross neglect or conflict, shall continue for 30 days after the Trust gives written notice to the Employee requesting the cessation of such gross neglect or conflict, as the case may be.

     Termination for "Good Reason" shall have the following meanings.

     Termination for "Good Reason" shall mean the voluntary termination by the Employee of his employment within 90 days after the occurrence of any one of the following events without the Employee's express written consent:

     (a) the assignment to him of any duties inconsistent with his positions, duties, responsibilities, reporting requirements, and status with the Trust immediately prior to a Change of Control, or a substantive change in the Employee's titles or offices as in effect immediately prior to a Change of Control, or any removal of the Employee from or any failure to reelect him to such positions, except in connection with the termination of the Employee's employment by the Trust for Cause or by the Employee other than for good Reason; or any other action by the Trust which results in a diminishment in such position, authority, duties or responsibilities, other than an insubstantial and inadvertent action which is remedied by the Trust promptly after receipt of notice thereof given by the Employee; or

     (b) if the Employee's base salary for any fiscal year is less than 100 percent of the base salary paid to the Employee in the completed fiscal year immediately preceding the Change of Control, or if the Employee's total cash compensation opportunities, including salary and incentives, for any fiscal year are less than 100 percent of the total cash compensation opportunities made available to the
              Employee in the completed fiscal year immediately preceding the Change of Control; or


     (c) the failure of the Trust to continue in effect any benefits or perquisites, or any pension, life insurance, medical insurance or disability plan in which the Employee was participating immediately prior to a Change of control unless the Trust provides the employee with a plan or plans that provide substantially similar benefits, or the taking of any action by the Trust that would adversely affect the Employee's participation in or materially reduce the Employee's benefits under any of such plans or deprive the Employee of any material fringe benefit enjoyed by the Employee immediately prior to a Change of Control; or

     (d) any relocation of the Employee outside Manhattan in New York City; or

     (e) the Trust sells or otherwise disposes of, in one transaction or a series of related transactions, assets or earning power aggregating more than 50% of the assets (taken at asset value as stated on the books of the Trust determined in accordance with generally accepted accounting principles consistently applied) or earning power of the Trust to any other Person or Persons; or

     (f) any other breach by the Trust of any provision of this Agreement, provided that the same shall have continued unremedied for a period of 30 days after the Employee gives notice to the Trust requesting that the Trust remedy the same.